As filed with the Securities and Exchange Commission on June 9, 1998
                                                      Registration No. 333-31241


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                                   ON FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                             THE QUIGLEY CORPORATION
             (Exact name of Registrant as specified in its charter)

             Nevada                                            23-2577138
(State or other jurisdiction of                              (I.R.S. Employer
Incorporation or organization)                            Identification Number)

                              The Landmark Building
                             10 South Clinton Street
                              Doylestown, PA 18901
                                 (215) 345-0919

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   Guy Quigley
                      President and Chief Executive Officer
                             The Quigley Corporation
                             10 South Clinton Street
                                  P.O. Box 1349
                              Doylestown, PA 18901
                                 (215) 345-0919
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                             THE QUIGLEY CORPORATION

                        5,480,000 SHARES OF COMMON STOCK

         This Prospectus relates to offering (the "Offering") by certain selling shareholders (the "Selling Shareholders") of 5,480,000 shares (the "Shares") of the Common Stock, $.0005 par value (the "Common Stock"), of The Quigley
Corporation, a Nevada corporation (the "Company") that are issuable by the Company to the Selling Shareholders upon the exercise of certain warrants to purchase Common Stock.

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders, but will receive amounts upon the exercise of warrants which amounts will be used for working capital and other corporate purposes. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Use of Proceeds."

         The Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Shareholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

         The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol ("QGLY"). On June 8, 1998, the closing bid price of the Common Stock on Nasdaq was $9.69 per share.

--------------------------------------------------------------------------------
    AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF
                            RISK. SEE "RISK FACTORS,"
                               LOCATED AT PAGE 3.

--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  THE DATE OF THIS PROSPECTUS IS JUNE ___, 1998

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates in this Prospectus by reference the following documents which have been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"): (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

         The Company's  Application  for  registration of its Common Stock under
Section 12(g) of the Exchange Act filed with the Securities and Exchange Commission on October 25, 1996, is incorporated by reference into this Prospectus and shall be deemed to be a part thereof.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to the Company, P.O. Box 1349,
Doylestown,  PA  18901,  Attention:  George J.  Longo,  telephone  number  (215)
345-0919.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         DEPENDENCE UPON SALES OF PRINCIPAL PRODUCT. The Company's future performance will depend, almost entirely, on the continued customer acceptance of the Company's principal product, Cold-Eeze(R). For the year ended December 31, 1997 and the three months ended March 31, 1998, substantially all of the Company's revenues have been generated by sales of Cold-Eeze(R) or product extensions of Cold-Eeze(R). The Company anticipates that substantially all of its revenues for the foreseeable future will be generated by sales of Cold-Eeze(R), both overseas and in the U.S. There can be no assurance that the Company's Cold-Eeze(R) products will continue to receive market acceptance. The inability to successfully commercialize Cold-Eeze(R), for any reason, would have a material adverse effect on the Company's financial condition, prospects, and ability to continue operations.

         GOVERNMENT REGULATION. The manufacturing, processing, formulation, packaging, labeling and advertising of the Company's cold-relief products are subject to regulation by one or more federal agencies, including the United States Food and Drug Administration ("FDA"), the Federal Trade Commission ("FTC"), the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service, the United States Environmental Protection Agency and the Occupational Safety and Health Administration. In particular, the FDA regulates the safety, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter and prescription drugs and cosmetics. In addition, the FTC has overlapping jurisdiction with the FDA to regulate the promotion and advertising of vitamins, over-the-counter drugs, cosmetics and foods.

         Since the Company does not engage in the manufacturing process of its cold-relief products, it is not subject to many of these regulations. In addition, the Company's cold-relief product is a homeopathic remedy which is regulated by the Homeopathic Pharmacopoeia of the United States ("HPUS"). HPUS sets the standards for source, composition and preparation of homeopathic remedies which are officially recognized in the Federal Food, Drug and Cosmetics Act of 1938.

         The Company's business is also regulated by various agencies of the states and localities in which the Company's products are sold and governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into a market or prevent or delay the introduction, or require the reformulation, of certain of the Company's products.

         In addition, the Company cannot predict whether new domestic or foreign legislation regulating its activities will be enacted. Such new legislation could have a material adverse effect on the Company. Failure to comply with any applicable requirements can result in sanctions being imposed on the Company or the manufacturers of its products, including warning letters, fines, product recalls and seizures.

         COMPETITION. Management of the Company believes that the Company's cold-relief product, which has been clinically proven to reduce the severity and duration of the common cold symptoms, offers a significant advantage over other suppliers in the over-the-counter cold remedy market. Competition consists of numerous suppliers of cold remedy products. This market is highly competitive, and some companies with which the Company competes are substantially larger and have significantly greater resources than the Company. The Company believes that its ability to compete depends on a number of factors, including price, product quality, availability and reliability and name recognition. There can be no assurance that the Company will be able to compete successfully in the future.

         MANAGING GROWTH. The Company has recently experienced a period of rapid growth and expansion which has placed, and could continue to place, a significant strain on the Company's management, customer service and support operations, sales and administrative personnel and other resources. The Company's ability to manage its planned growth requires the Company to continue to expand its operating, management, information and financial systems, all of which may increase its operating expenses. If the Company fails to achieve its growth as planned or is unsuccessful in managing its anticipated growth, there could be a material adverse effect on the Company. In addition, the loss of a significant customer or a number of customers, or a significant reduction in purchase volume by or financial difficulty of such customers, for any reason, could have a material adverse effect on the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Guy Quigley, its Chairman of the Board, President and Chief Executive Officer could have a material adverse effect on the operations of the Company. The Company has an employment agreement with Mr. Quigley which expires on May 31, 2005. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

         DEPENDENCE ON THIRD-PARTY MANUFACTURING AND SUPPLIER. The Company does not own or lease any manufacturing facilities, does not manufacture the Cold-Eeze(R) product or any of its ingredients, and purchases all ingredients from a single unaffiliated supplier. The Company has entered into a contract with a single manufacturer to supply its zinc gluconate products. Should this relationship terminate, the Company believes that the contingency plans which it has formulated would prevent such termination from materially affecting the Company's operations. Any such termination may, however, result in a temporary delay in production until a replacement facility with available production time is located. In addition, the terms on which suppliers and manufacturers will be available could have a material effect on the success of the Company.

         UNCERTAINTY OF PATENT PROTECTION; UNCERTAINTY OF PROTECTION OF PROPRIETARY TECHNOLOGY. The strength of the Company's patent position may play an important role in its long-term success. The Company currently owns no patents. However, the Company has been granted an exclusive agreement for worldwide representation, manufacturing, marketing and distribution rights to a zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D. The zinc/gluconate/glycine lozenge formulation developed by Dr. John C. Godfrey, Ph.D has been patented in the United States, Germany, France, Italy, Sweden, Canada and Great Britain and a patent is pending in Japan. The Company also has an exclusive license from George Eby Research for a United States use patent for zinc gluconate. There can be no assurance that these patents will be effective to protect the Company's product from duplication by others. In addition, there can be no assurance that the Company or the patent holder will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Moreover, although the Company believes that its product does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that the Company's product is determined to infringe upon the patents or proprietary rights of others, the Company could be required to modify its product or obtain an additional license for the manufacture and/or sale of the product, or could be prohibited from selling the product. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Furthermore, there can be no assurance that the Company or the patent holders will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's product is deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

         The Company also relies substantially upon its proprietary technologies, utilizing non-disclosure agreements with its employees, suppliers, consultants and customers to establish and protect the ideas, concepts and documentation of its proprietary technology and know-how. Such methods, however, may not afford complete protection, and there can be no assurance that third parties will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts and documentation, which could have a material adverse effect on the Company.

         SEASONALITY OF BUSINESS; QUARTERLY FLUCTUATIONS. A substantial portion of the Company's business is highly seasonal, causing significant variations in operating results from quarter to quarter. The consumer market for the Company's cold-relief products tends to be highly seasonal. It is anticipated that a major portion of the Company's revenues will come in the first and fourth quarters since the primary cold season is from September to March. There can be no assurance that the Company can maintain sufficient flexibility with respect to its working capital needs and its ability to manufacture products to be able to minimize the adverse effects of an unanticipated shortfall in or greater than expected demand for its products. Failure to predict accurately and respond to consumer demand may cause the Company to produce excess inventory. Conversely, if the product achieves greater success than anticipated for any given quarter, the Company may not have sufficient inventory to meet customer demand.

         POTENTIAL PRODUCT LIABILITY EXPOSURE. The Company's business exposes it to an inherent risk of potential product liability claims, including claims for serious bodily injury or death, which could lead to substantial damage awards. The Company currently maintains product liability and excess liability insurance in the amount of and with a maximum payout of $61 million. A successful claim brought against the Company in excess of, or outside of, its insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the consumer demand for the Company's products.

         CONTROL BY PRINCIPAL SHAREHOLDER. Guy Quigley, the Chairman of the Board and President of the Company, through his beneficial ownership has the power to vote approximately 26.4% of the Common Stock. Mr. Quigley and the other executive officers and directors of the Company collectively beneficially own approximately 39.0% of the Company's Stock. These individuals have significant influence over the outcome of all matters submitted to shareholders for approval, including election of directors of the Company, thereby enabling them to control all major decisions of the Company. In addition, such concentration of ownership may have the effect of preventing a change of control of the Company.

         VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES. The market price of the Company's Common Stock has experienced significant volatility, with per share bids ranging from a low of approximately $8.19 to a high of approximately $23.00 (after giving effect to a 2 for 1 stock split) over the twelve month period from June 1, 1997 to May 31, 1998. Announcements of technological innovations for new commercial products of the Company or its competitors, developments concerning propriety rights or governmental regulation or general conditions in the market for the Company's cold-relief products may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities.

         SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception. The Company currently intends to retain earnings, if any, for use in the business and does not anticipate paying any dividends to its shareholders in the foreseeable future.

         RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Articles of Incorporation of the Company authorizes the issuance of a maximum of 1,000,000 shares of preferred stock, par value $.001 per share. No shares of preferred stock are currently outstanding. If shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

         BARRIERS TO TAKEOVER. The Company's Articles of Incorporation and By-Laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares (150,000,000) and the prohibition of cumulative voting. In addition, the future issuance of preferred stock by the Company could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some shareholders may want it to make if dissatisfied with the conduct of the Company's business.

         LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS. Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

         The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes.

                                   THE COMPANY

         The Quigley Corporation (the "Company") is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October 1989.

         The Company's initial business was the marketing and distribution of a line of nutritious health supplements called Nutri-Bars. Since June 1996, the Company has concentrated its business operations exclusively on the manufacturing, marketing and development of its proprietary Cold-Eeze(R) and Cold-Eezer Plus cold- remedy lozenge products and on development of various product extensions. The Company's lozenge products are based upon a proprietary zinc gluconate formula, which in a clinical study conducted by The Cleveland Clinic, has been shown to reduce the severity and duration of the common cold symptoms. The Quigley Corporation acquired world-wide manufacturing and distribution rights to this formulation in 1992 from Dr. John Godfrey and commenced national marketing in 1996. The Company markets its Cold-Eeze(R) products through manufacturer's representatives, network marketing, commercial dealerships and other sources of marketing and promotion including television direct marketing. The Company is a Nevada corporation which was organized on August 24, 1989 and commenced business operations in October, 1989. Since its inception, the Company has conducted research and development into various types of health-related food supplements and homeopathic cold remedies.

         The Company's principal office is located at the Landmark Building, 10 South Clinton Street, Doylestown, PA (and its alternative mailing address is P.O. Box 1349, Doylestown, PA 18901). The telephone number is (215) 345-0919.

                                 USE OF PROCEEDS

         No net proceeds will be realized by the Company from the sale of the Shares offered hereby by the Selling Shareholders. The Company will, however, receive the exercise price of the warrants held by the Selling Shareholders, if and when exercised. Such proceeds will be used by the Company for working capital and other corporate purposes.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the Offering, (ii) the number of Shares of Common Stock being offered for resale by each Selling Shareholder and (iii) the number and percentage of shares of Common Stock that each Selling Shareholder will beneficially own after completion of the Offering. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company during the past three years.


                                           No. of Shares
                                          of Common Stock          No. of
                                         Beneficially Owned        Shares            Shares Beneficially Owned
       Name                              Prior to Offering         Offered                After Offering(1)
------------------                     ----------------------      --------     -----------------------------------

Guy J. Quigley (2)....................         3,841,854            715,000(3)         3,126,854          18.2%

Wendy Quigley.........................           700,000            400,000(4)           300,000          1.7%

Kariba Holdings, Ltd..................           665,000            430,000(5)           235,000          1.4%

Charles Phillips (6)..................         1,482,992            610,000(7)           872,992          5.1%

Robert Pollack (8)....................           180,000            135,000(9)            45,000            *

Eric Kaytes (10)......................           402,992            170,000(11)                0            *

William J. Reilly.....................           811,533            340,000(12)          471,533          2.7%

Marielle T. Reilly....................           125,000            100,000(13)           25,000            *

Marielle T. Reilly, Trustee...........           125,000            100,000(14)           25,000            *

Ted Karkus............................            50,000             50,000(15)                0            *

George J. Longo (16) .................           125,000            125,000(17)                0            *

Prophase Management, Inc..............           250,000            250,000(18)                0            *

Thomas MacAniff.......................           607,183            260,000(19)          347,183          2.0%

Sands Brothers & Co., Ltd.............           175,000            175,000(20)                0            *

SBS Retained Annuity Trust............           180,000            180,000(21)                0            *

MSS Retained Annuity Trust............           180,000            180,000(21)                0            *

Mark G. Hollo.........................           337,500            337,500(22)                0            *

Scott Franklin........................             4,600              4,600(21)                0            *

Bob Spiegel...........................             4,600              4,600(21)                0            *

Richard Sands.........................             4,600              4,600(21)                0            *

Rob Bonaventura.......................             4,600              4,600(21)                0            *

Sabin Danziger........................             1,900              1,900(21)                0            *

Community Funds, Inc..................             2,000              2,000(21)                0            *

Charles Robinson......................             3,200              3,200(21)                0            *

Gordon Fallone........................             3,300              3,300(21)                0            *

Hugh Marasa...........................             3,300              3,300(21)                0            *

James Brodie..........................             2,900              2,900(21)                0            *

Seth Potter...........................            11,000             11,000(23)                0            *


                                           No. of Shares
                                          of Common Stock          No. of
                                         Beneficially Owned        Shares            Shares Beneficially Owned
       Name                              Prior to Offering         Offered                After Offering(1)
------------------                     ----------------------      --------     -----------------------------------

Alan Bluestine........................             2,500              2,500(21)                0            *

BR/RA Trust...........................           175,000            175,000(21)                0            *

Aaron Scott...........................            44,500             44,500(24)                0            *

Matthew Russo.........................             8,500              8,500(25)                0            *

Brad Cohen............................             1,000              1,000(26)                0            *

Diversified Corporate                            350,000            350,000(27)                0            *
Consulting Group, LLC.................

Pacific Rim Pharmaceuticals...........           600,000            280,000(28)          320,000          1.9%

Frank M. Merlino......................            10,000             10,000(29)                0            *

A. Jerene Robbins(30).................             5,000              5,000(31)                0            *

         * Less than 1%.

-------------------
(1) Assumes that all Common Stock offered by the Selling Shareholders is sold.

(2) Mr. Quigley is the Chairman of the Board, President and Chief Executive Officer of the Company.

(3) Consists solely of Common Stock issuable to Mr. Quigley upon the exercise of currently exercisable warrants to purchase (i) 200,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 140,000 shares of Common Stock at an exercise price of $10.00 per share.

(4) Consists solely of Common Stock issuable to Ms. Quigley upon the exercise of currently exercisable warrants to purchase (i) 200,000 shares of Common Stock at an exercise price of $.50 per share; and (ii) 200,000 shares of Common Stock at an exercise price of $1.75 per share.

(5) Consists solely of Common Stock issuable to Kariba Holdings upon the exercise of currently exercisable warrants to purchase (i) 130,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share.

(6) Mr. Phillips is the Vice President, Chief Operating Officer and a Director of the Company.

(7) Consists solely of Common Stock issuable to Mr. Phillips upon the exercise of currently exercisable warrants to purchase (i) 150,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 300,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 75,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 85,000 shares of Common Stock at an exercise price of $10.00 per share.

(8)      Mr.  Pollack   previously  served  as  the  Director  of  Research  and
         Development, the Chairman of the Medical Advisory Board and a Director of the Company.

(9) Consists solely of Common Stock issuable to Mr. Pollack upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 50,000 shares of Common Stock at an exercise price of $1.75 per share; and (iii) 25,000 shares of Common Stock at an exercise price of $2.50 per share.

(10) Mr. Kaytes is the Vice President, Secretary, Treasurer and a Director of the Company.

(11) Consists solely of Common Stock issuable to Mr. Kaytes upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 50,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 25,000 shares of Common Stock at an exercise price of $2.50 per share; and (iv) 35,000 shares of Common Stock at an exercise price of $10.00 per share.

(12) Consists solely of Common Stock issuable to Mr. Reilly upon the exercise of currently exercisable warrants to purchase (i) 100,000 shares of Common Stock at an exercise price of $.50 per share; (ii) 140,000 shares of Common Stock at an exercise price of $1.75 per share;
         (iii) 50,000 shares of Common Stock at an exercise price of $2.50 per share; (iv) 50,000 shares of Common Stock at an exercise price of $10.00 per share.

(13) Consists solely of Common Stock issuable to Ms. Reilly upon the exercise of currently exercisable warrants to purchase 100,000 shares of Common Stock at an exercise price of $.50 per share.

(14) Consists solely of Common Stock issuable to Ms. Reilly, Trustee upon the exercise of currently exercisable warrants to purchase 100,000 shares of Common Stock at an exercise price of $1.75 per share.

(15) Consists solely of Common Stock issuable to Mr. Karkus upon the exercise of currently exercisable warrants to purchase 50,000 shares of Common Stock at an exercise price of $2.50 per share.

(16)     Mr. Longo is the Chief Financial Officer and a Director of the Company.

(17) Consists solely of Common Stock issuable to Mr. Longo upon the exercise of currently exercisable warrants to purchase (i) 50,000 shares of Common Stock at an exercise price of $2.50 per share; and (ii) 75,000 shares of Common Stock at an exercise price of $10.00 per share.

(18) Consists solely of Common Stock issuable to Prophase Management upon the exercise of currently exercisable warrants to purchase 200,000 shares of Common Stock at an exercise price of $1.75 per share; and
         (ii) 50,000 shares of Common Stock at an exercise price of $10.00 per share.

(19) Consists solely of Common Stock issuable to Mr. MacAniff upon the exercise of currently exercisable warrants to purchase (i) 60,000 shares of Common Stock at an exercise price of $1.75 per share; and
         (ii) 200,000 shares of Common Stock at an exercise price of $10.00 per share.

(20) Consists solely of Common Stock issuable to Sands Brothers upon the exercise of currently exercisable warrants to purchase 175,000 shares of Common Stock at an exercise price of $10.00 per share.

(21) Consists solely of Common Stock issuable to the Selling Shareholder upon the exercise of currently exercisable warrants to purchase shares of Common Stock at an exercise price of $1.75 per share.

(22) Consists solely of Common Stock issuable to Mr. Hollo upon the exercise of currently exercisable warrants to purchase (i) 175,000 shares of Common Stock at an exercise price of $1.75 per share and (ii) 162,500 shares of Common Stock at an exercise price of $10.00 per share.

(23) Consists solely of Common Stock issuable to Mr. Potter upon the exercise of currently exercisable warrants to purchase (i) 9,500 shares of Common

         Stock at an exercise price of $1.75 per share and (ii) 1,500 shares of Common Stock at an exercise price of $10.00 per share.

(24) Consists solely of Common Stock issuable to Mr. Scott upon the exercise of currently exercisable warrants to purchase (i) 35,500 shares of Common Stock at an exercise price of $1.75 per share and (ii) 9,000 shares of Common Stock at an exercise price of $10.00 per share.

(25) Consists solely of Common Stock issuable to Mr. Russo upon the exercise of currently exercisable warrants to purchase (i) 7,000 shares of Common Stock at an exercise price of $1.75 per share and (ii) 1,500 shares of Common Stock at an exercise price of $10.00 per share.

(26) Consists solely of Common Stock issuable to Mr. Cohen upon the exercise of currently exercisable warrants to purchase (i) 500 shares of Common Stock at an exercise price of $1.75 per share and (ii) 500 shares of Common Stock at an exercise price of $10.00 per share.

(27)     Consists  solely of Common  Stock  issuable  to  Diversified  Corporate
         Consulting Group, LLC upon the exercise of currently exercisable warrants to purchase 350,000 shares of Common Stock at an exercise price of $1.75 per share.

(28) Consists solely of Common Stock issuable to Pacific Rim Pharmaceuticals upon the exercise of currently exercisable options to purchase 280,000 shares of Common Stock at an exercise price of $.50 per share.

(29) Consists solely of Common Stock issuable to F. M. Merlino upon the exercise of currently exercisable warrants to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share.

(30)     Prior to June 5, 1997, Dr. Robbins was a Director of the Company.

(31) Consists solely of Common Stock issuable to Dr. Robbins upon the exercise of currently exercisable warrants to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share.

         There is no assurance that the Selling Shareholders which hold warrants to purchase Common Stock from the Company will exercise such warrants or that such Selling Shareholder or any other Selling Shareholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, other additional shares of Common Stock beneficially owned by such Selling Shareholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Shareholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Shareholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Shareholder a letter setting forth the procedures whereby such Selling Shareholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Shareholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

         The Selling Shareholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Shareholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Shareholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Shareholders or the Company that the Selling Shareholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                              PLAN OF DISTRIBUTION

         This Prospectus covers 5,480,000 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Shareholders. The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares by the Selling Shareholders, but will receive amounts upon exercise of the Warrants, which amounts will be used for working capital and general corporate purposes.

         The distribution of the Shares by the Selling Shareholders is not subject to any underwriting agreement. The Selling Shareholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the shares in connection therewith.

         From time to time the Selling Shareholders may pledge their Shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged Shares.

         Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling Shareholders and any broker-dealers that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Shareholders.

         Any broker-dealer acquiring Common Stock offered hereby may sell such securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on Nasdaq, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholders.

         The Selling Shareholders are not restricted as to the price or prices at which it may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Shareholders.

         This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Shareholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York.

                                     EXPERTS

         The financial statements as of September 30, 1996 and December 31, 1996, for the year ended September 30, 1996 and for the interim period ended December 31, 1996, incorporated by reference in this prospectus and elsewhere in this Registration Statement have been audited by Nachum Blumenfruct CPA, independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Mr. Blumenfruct as an expert in giving said report.

         The consolidated financial statements of the Quigley Corporation included in the report on Form 10-KSB of the Company for the fiscal year ended December 31, 1997 referred to above have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report dated February 20, 1998, accompanying such financial statements, and incorporated herein in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

         Any financial statements and schedules hereinafter incorporated by reference in the registration statement of which this prospectus is part that have been audited and are subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                              CHANGE OF ACCOUNTANTS

         On January 29, 1997, the Company determined to change accountants to Coopers & Lybrand L.L.P. The Company's prior auditor, Nachum Blumenfruct, CPA resigned and on the same date, the Company engaged Coopers & Lybrand, L.L.P., to audit its financial statements. The decision to change accountants was made with the approval of the Company's Board of Directors and was a result of the dramatic expansion of business operations since the close of the fiscal year ended September 30, 1996 and the interim period ended December 31, 1996.

         The Company believes, and has been advised by Nachum Blumenfruct that he concurs in such belief, that, the Company and Mr. Blumenfruct did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Mr. Blumenfruct, would have caused him to make reference in connection with his report on the Company's financial statements to the subject matter of the disagreement.

         No report of Mr. Blumenfruct on the Company's financial statements for either of the past two fiscal years contained an adverse opinion, a disclaimer or opinion or a qualification (other than a going concern qualification) or was modified as to uncertainty, audit scope or accounting principles. During such fiscal periods, there were no "reportable events" within the meaning of Item 304(a)(1) of Regulation S-K promulgated under the Securities Act.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 upon payment of the fees prescribed by the Commission. In addition, reports, proxy statements and other information concerning the Company (symbol: QGLY) can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is listed. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

         The Company has also filed with the Commission registration statement on Form SB-2, as amended by a post-effective amendment on Form S-3 (as it may be further amended, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.


                                TABLE OF CONTENTS

                                                                            PAGE


Incorporation of Certain Documents
  By Reference.........................................                       2
Risk Factors ..........................................                       3
The Company............................................                       8
Use of Proceeds........................................                       9
Transfer Agent and Register............................                       9
Selling Shareholders...................................                      10
Plan of Distribution...................................                      14
Legal Matters..........................................                      16
Experts................................................                      16
Change of Accountants..................................                      16
Available Information..................................                      17


                                   THE QUIGLEY
                                   CORPORATION


                        5,480,000 SHARES OF COMMON STOCK





                                   PROSPECTUS





                                 June ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee and the NASD filing fee, all amounts shown are estimates.

Legal fees and expenses....................................          5,000.00
Accounting fees and expenses...............................          3,000.00
Miscellaneous expenses.....................................            500.00
                                                                    ---------
Total......................................................         $8,500.00
                                                                    =========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-laws authorize indemnification of directors and officers as follows:

               ARTICLE V - INDEMNIFICATION OF OFFICERS, DIRECTORS,
                              EMPLOYEES AND AGENTS

         Section 1. The corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 2. No officer, director or shareholder may become surety on behalf of the corporation for any of its obligations under any circumstances whatsoever.

         See Item 9(e) below for information regarding the position of the Commission with respect to the effect of any indemnification for liabilities arising under the Securities Act of 1933, as amended.

         Section 78.751 of the Nevada General Corporation Law provides as follows:

                  "1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

                  3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense.

                  4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

                  (a)      By the shareholders;

                  (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

                  5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

                  6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

                  (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in other capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                  (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits:

EXHIBIT NO.

4.1 Specimen Certificate of the Company's Common Stock (incorporated by reference to Exhibit 4.1 of the Company's Form 10-KSB dated April 4,
         1997).
*5.1 Opinion of Olshan Grundman Frome & Rosenzweig LLP with respect to legality of the Common Stock.
*23.1    Consent of Olshan  Grundman Frome & Rosenzweig LLP (included in Exhibit
         5.1 to this Registration Statement).
23.2     Consent of Nachum Blumenfruct, independent public accountant.
23.3 Consent of Coopers & Lybrand L.L.P., independent public accountants. *24.1 Power of Attorney (included on the signature page of the Registration
         Statement, as originally filed).

-------------------------
*        Previously filed

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Doylestown, State of Pennsylvania, on the 9th day of June, 1998.

                                     THE QUIGLEY CORPORATION


                                     /S/ GUY J. QUIGLEY
                                     -------------------------------------------
                                     Guy J. Quigley, Chief Executive Officer and
                                     President

         Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                       TITLE                       DATE



/S/ GUY J. QUIGLEY               Chairman of the               June 9, 1998
-------------------------        Board, President,
Guy J. Quigley                   Chief Executive
                                 Officer and
                                 Director

*                                Vice President,               June 9, 1998
-------------------------        Officer and
George J. Longo                  Director (Principal
                                 Financial and
                                 Accounting Officer)

*                                Vice President,               June 9, 1998
-------------------------        Secretary,
Eric H. Kaytes                   Treasurer, and
                                 Director

*                                Vice President,               June 9, 1998
-------------------------        Chief Operating
Charles A. Phillips              Officer and
                                 Director



/S/ GURNEY P. SLOAN, JR.         Director                      June 9, 1998
-------------------------
Gurney P. Sloan, Jr.



/S/ JACQUELINE F. LEWIS          Director                      June 9, 1998
-------------------------
Jacqueline F. Lewis


   *By: /S/ GUY J. QUIGLEY
   -----------------------
        Guy J. Quigley
        Attorney-in-fact